Exhibit 99.1
Contact: Whirlpool Corporation
Media: Whirlpool Corporation Press Office, 269/923-7405
Media@Whirlpool.com
Financial: Max Tunnicliff, 269/923-2641
Investor_Relations@Whirlpool.com

WHIRLPOOL CORPORATION REPORTS FOURTH-QUARTER AND FULL-YEAR 2018 RESULTS; PROVIDES 2019 GUIDANCE

•
Fourth-quarter GAAP earnings per diluted share were $2.64, compared to $(3.74) in the same prior-year period, while ongoing earnings per diluted share (non-GAAP)(1) were $4.75 compared to $4.10 in the same prior-year period.

•
The North America region delivered fourth-quarter revenue growth of approximately 5 percent and strong earnings before interest and taxes (EBIT)(3) margin expansion, despite soft industry demand and continued cost inflation.

•	The EMEA region delivered sequential quarterly improvement in unit volumes and EBIT(3) margin, in-line with expectations.

•	Cash provided by operating activities declined $35 million to $1.2 billion, and free cash flow(4) improved $146 million to $853 million, compared to the prior year.

•	In 2019(5), the Company expects to deliver earnings per diluted share of $12.75 to $13.75 on a GAAP basis and $14.00 to $15.00 on an ongoing basis(1).

•	The Company expects to generate cash provided by operating activities of approximately $1.4 billion to $1.5 billion and free cash flow(4) of approximately $800 million to $900 million in 2019(5).

•	The Company plans to hold an Investor Day in New York City on May 23, 2019.
BENTON HARBOR, Mich., January 28, 2019 - Whirlpool Corporation (NYSE: WHR) announced today fourth-quarter GAAP net earnings of $170 million, or $2.64 per diluted share, compared to $(268) million, or $(3.74) per diluted share, reported for the same prior-year period. Fourth-quarter ongoing earnings per diluted share(1) were $4.75, compared to $4.10 in the same prior-year period.
“Sustained focus on our successful execution of price increases and disciplined working capital reduction, coupled with a favorable tax rate, allowed us to deliver very strong fourth-quarter earnings and cash which exceeded our most recent guidance,” said Marc Bitzer, chairman and chief executive officer of Whirlpool Corporation. “These results impressively demonstrate that we effectively manage through macroeconomic volatility, and provide additional confidence in our ability to drive positive results in 2019.”

Fourth-quarter net sales were $5.7 billion, flat compared to the same prior-year period. Excluding the impact of currency, sales increased 2.5 percent.

Fourth-quarter earnings before interest and taxes (EBIT)(2) were $307 million, or 5.4 percent of sales, compared to $249 million, or 4.4 percent of sales, in the same prior-year period. Fourth-quarter ongoing EBIT(2) was $348 million, or 6.2 percent of sales, compared to $374 million, or 6.6 percent of sales, in the same prior-year period. On a GAAP and ongoing basis, EBIT margin was favorably impacted by product price/mix and restructuring benefits, which were offset by higher costs, unfavorable productivity related to lower unit volumes and currency; prior-period results were positively impacted by the sale and monetization of approximately $30 million in certain tax credits in Latin America.

For the full year, net sales were $21.0 billion compared to $21.3 billion in 2017. Excluding the impact of currency, sales decreased 0.3 percent. GAAP net earnings and net earnings per share were $(183) million and $(2.72) in 2018 compared to $350 million and $4.70 in the prior year. Full-year EBIT(2) was $171 million, or 0.8 percent of sales, compared to $1.0 billion, or 4.9 percent of sales, in the prior year. Full-year ongoing EBIT(2) was $1.3 billion, or 6.3 percent of sales, compared to $1.4 billion, or 6.4 percent of sales, in the prior year. 2018 GAAP net earnings per diluted share were adversely impacted by non-cash items of $850 million and restructuring expense of $247 million. Non-cash items include asset impairment charges related to the EMEA region and the settlement with the French Competition Authority, which is expected to impact cash flow in 2019. Ongoing earnings per diluted share(1) were $15.16, compared to $13.74 in the prior year, primarily driven by tax rate favorability and reduced share count.

The Company made a voluntary contribution of approximately $350 million in the third-quarter to lower its long-term pension funding obligation. This contribution, combined with additional tax planning, resulted in a lower effective tax rate for the full year.

For the twelve months ended December 31, 2018, the Company reported cash provided by operating activities of $1.2 billion, compared to $1.3 billion in the prior year. The Company reported free cash flow(4) of $853 million for the full year 2018, compared to $707 million in the prior year, primarily driven by disciplined working capital management and the timing of certain payments.

FOURTH-QUARTER REGIONAL REVIEW

Whirlpool North America

Whirlpool North America reported fourth-quarter net sales of $3.1 billion, compared to $2.9 billion in the same prior-year period. Excluding the impact of currency, sales increased 5.4 percent.

The region reported fourth-quarter EBIT(3) of $376 million, or 12.2 percent of sales, compared to $335 million, or 11.4 percent of sales, in the same prior-year period. Ongoing EBIT(3) totaled $362 million, or 11.8 percent of sales, compared to $335 million, or 11.4 percent of sales, in the same prior-year period. During the quarter, the favorable impacts of product price/mix and fixed cost reduction were partially offset by raw material inflation, tariffs and higher freight costs.

Whirlpool Europe, Middle East and Africa

Whirlpool Europe, Middle East and Africa reported fourth-quarter net sales of $1.2 billion, compared to $1.4 billion in the same prior-year period. Excluding the impact of currency, sales decreased 6.3 percent.

The region reported fourth-quarter EBIT(3) of $(15) million, or (1.2) percent of sales, compared to $8 million, or 0.6 percent of sales, in the same prior-year period. During the quarter, the favorable impacts of product price/mix and restructuring benefits were more than offset by raw material inflation, unfavorable productivity due to unit volume declines and currency.

Whirlpool Latin America

Whirlpool Latin America reported fourth-quarter net sales of $990 million, compared to $1.1 billion in the same prior-year period. Excluding the impact of currency, sales increased 1.1 percent.

The region reported fourth-quarter EBIT(3) of $45 million, or 4.5 percent of sales, compared to $70 million, or 6.5 percent of sales, in the same prior-year period. Ongoing EBIT(3) totaled $59 million, or 5.9 percent of sales, compared to $70 million, or 6.5 percent of sales, in the same prior-year period. During the quarter, the favorable impacts of product price/mix and higher productivity were partially offset by raw material inflation and unfavorable currency; prior-period results were positively impacted by the sale and monetization of approximately $30 million in certain tax credits.

Whirlpool Asia

Whirlpool Asia reported fourth-quarter net sales of $372 million, compared to $358 million in the same prior-year period. Excluding the impact of currency, sales increased 11.2 percent.

The region reported fourth-quarter EBIT(3) of $8 million, or 1.9 percent of sales, compared to $10 million, or 2.7 percent of sales, in the same prior-year period. During the quarter, the favorable impacts of product price/mix and restructuring benefits were more than offset by raw material inflation and increased bad debt provision.

OUTLOOK

For the full-year 2019(5), the Company expects GAAP earnings per diluted share of $12.75 to $13.75 and ongoing earnings per diluted share(1) of $14.00 to $15.00 as favorable product price/mix, restructuring benefits and reduced share count are offset by a higher tax rate and cost and currency increases. On a GAAP basis, earnings per diluted share include restructuring expense of approximately $100 million.

For the full-year 2019(5), the Company expects to generate cash provided by operating activities of $1.4 billion to $1.5 billion and free cash flow(4) of $800 million to $900 million. Included in this guidance are restructuring cash outlays of approximately $100 million and, with respect to free cash flow(4), capital spending of approximately $625 million.

“We remain committed to driving profitable growth through strong global price/mix and unwavering cost discipline, while also delivering sustainable working capital improvements,” said Jim Peters, chief financial officer of Whirlpool Corporation. “As a result, we expect to continue fully investing in our business to drive long-term margin expansion and strong cash generation.”

(1) A reconciliation of ongoing earnings per diluted share, a non-GAAP financial measure, to reported net earnings per diluted share available to Whirlpool and other important information, appears below.
(2) A reconciliation of earnings before interest and taxes (EBIT) and ongoing EBIT, non-GAAP financial measures, to reported net earnings available to Whirlpool and other important information, appears below.
(3) Segment EBIT represents our consolidated EBIT broken down by the Company's reportable segments. Consolidated EBIT also includes corporate "Other/Eliminations" of $(107) million and $(174) million for the fourth quarters of 2018 and 2017, respectively. Ongoing segment EBIT includes certain adjustments to segment EBIT, and a reconciliation and other important information, appears below.
(4) A reconciliation of free cash flow, a non-GAAP financial measure, to cash provided by (used in) operating activities and other important information, appears below.
(5) Full-year 2019 guidance measures of GAAP earnings per diluted share, ongoing earnings per diluted share and free cash flow do not reflect the anticipated gain on sale and, in the case of free cash flow, proceeds from the sale of the Embraco business. The final amounts are subject to a number of variables that are subject to change, including the net book value of held for sale assets, closing costs, taxes, and customary adjustments for indebtedness, cash, and working capital at closing.

About Whirlpool Corporation
Whirlpool Corporation (NYSE: WHR) is the leading major appliance manufacturer in the world, with approximately $21 billion in annual sales, 92,000 employees and 65 manufacturing and technology research centers in 2018. The company markets Whirlpool, KitchenAid, Maytag, Consul, Brastemp, Amana, Bauknecht, Jenn-Air, Indesit and other major brand names in nearly every country throughout the world. Additional information about the company can be found at whirlpoolcorp.com, or find us on Twitter at @WhirlpoolCorp.

Website Disclosure
We routinely post important information for investors on our website, whirlpoolcorp.com, in the "Investors" section. We also intend to update the Hot Topics Q&A portion of this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Whirlpool Additional Information:
This document contains forward-looking statements about Whirlpool Corporation and its consolidated subsidiaries ("Whirlpool") that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and raw material prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool's forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers, and the impact of the changing retail environment; (2) Whirlpool's ability to maintain or increase sales to significant trade customers and the ability of these trade customers to maintain or increase market share; (3) Whirlpool's ability to maintain its reputation and brand image; (4) the ability of Whirlpool to achieve its business plans, productivity improvements, and cost control objectives, and to leverage its global operating platform, and accelerate the rate of innovation; (5) Whirlpool's ability to obtain and protect intellectual property rights; (6) acquisition and investment-related risks, including risks associated with our past acquisitions, and risks associated with our increased presence in emerging markets; (7) risks related to our international operations, including changes in foreign regulations, regulatory compliance and disruptions arising from political, legal and economic instability; (8) information technology system failures, data security breaches, network disruptions, and cybersecurity attacks; (9) product liability and product recall costs; (10) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (11) our ability to attract, develop and retain executives and other qualified employees; (12) the impact of labor relations; (13) fluctuations in the cost of key materials (including steel, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (14) Whirlpool's ability to manage foreign currency fluctuations; (15) impacts from goodwill impairment and related charges; (16) triggering events or circumstances impacting the carrying value of our long-lived assets; (17) inventory and other asset risk; (18) the uncertain global economy and changes in economic conditions which affect demand for our products; (19) health care cost trends, regulatory changes and variations between results and estimates that could increase future funding obligations for pension and postretirement benefit plans; (20) litigation, tax, and legal compliance risk and costs, especially if materially different from the amount we expect to incur or have accrued for, and any disruptions caused by the same; (21) the effects and costs of governmental investigations or related actions by third parties; and (22) changes in the legal and regulatory environment including environmental, health and safety regulations, and taxes and tariffs.

Additional information concerning these and other factors can be found in Whirlpool's filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The number one major appliance manufacturer in the world claim is based on most recently available publicly reported annual revenues among leading appliance manufacturers.

WHIRLPOOL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
FOR THE PERIODS ENDED DECEMBER 31
(Millions of dollars, except per share data)

	Three Months Ended		Twelve Months Ended
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$5,660	$5,702	$21,037	$21,253
Expenses
Cost of products sold	4,710	4,717	17,500	17,651
Gross margin	950	985	3,537	3,602
Selling, general and administrative	593	566	2,189	2,112
Intangible amortization	17	27	75	79
Restructuring costs	31	125	247	275
Impairment of goodwill and other intangibles	—	—	747	—
Operating profit	309	267	279	1,136
Other (income) expense
Interest and sundry (income) expense	2	18	108	87
Interest expense	51	40	192	162
Earnings (loss) before income taxes	256	209	(21)	887
Income tax expense	86	481	138	550
Net earnings (loss)	170	(272)	(159)	337
Less: Net earnings (loss) available to noncontrolling interests	—	(4)	24	(13)
Net earnings (loss) available to Whirlpool	$170	$(268)	$(183)	$350
Per share of common stock
Basic net earnings (loss) available to Whirlpool	$2.66	$(3.74)	$(2.72)	$4.78
Diluted net earnings (loss) available to Whirlpool	$2.64	$(3.74)	$(2.72)	$4.70
Weighted-average shares outstanding (in millions)
Basic	64.2	71.5	67.2	73.3
Diluted	64.7	71.5	67.2	74.4

WHIRLPOOL CORPORATION
CONSOLIDATED BALANCE SHEETS
(Millions of dollars, except share data)

	December 31, 2018	December 31, 2017
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$1,498	$1,196
Accounts receivable, net of allowance of $136 and $157, respectively	2,210	2,665
Inventories	2,533	2,988
Prepaid and other current assets	839	1,081
Assets held for sale	818	—
Total current assets	7,898	7,930
Property, net of accumulated depreciation of $6,190 and $6,825, respectively	3,414	4,033
Goodwill	2,451	3,118
Other intangibles, net of accumulated amortization of $527 and $476, respectively	2,296	2,591
Deferred income taxes	1,989	2,013
Other noncurrent assets	299	353
Total assets	$18,347	$20,038
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$4,487	$4,797
Accrued expenses	690	674
Accrued advertising and promotions	827	853
Employee compensation	393	414
Notes payable	1,034	450
Current maturities of long-term debt	947	376
Other current liabilities	811	941
Liabilities held for sale	489	—
Total current liabilities	9,678	8,505
Noncurrent liabilities
Long-term debt	4,046	4,392
Pension benefits	637	1,029
Postretirement benefits	318	352
Other noncurrent liabilities	463	632
Total noncurrent liabilities	5,464	6,405
Stockholders' equity
Common stock, $1 par value, 250 million shares authorized, 112 million shares issued, and 64 million and 71 million shares outstanding, respectively	112	112
Additional paid-in capital	2,768	2,739
Retained earnings	6,933	7,352
Accumulated other comprehensive loss	(2,695)	(2,331)
Treasury stock, 48 million and 41 million shares, respectively	(4,827)	(3,674)
Total Whirlpool stockholders' equity	2,291	4,198
Noncontrolling interests	914	930
Total stockholders' equity	3,205	5,128
Total liabilities and stockholders' equity	$18,347	$20,038

WHIRLPOOL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE PERIODS ENDED DECEMBER 31
(Millions of dollars)

	Twelve Months Ended
	2018	2017
	(Unaudited)
Operating activities
Net earnings (loss)	$(159)	$337
Adjustments to reconcile net earnings (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	645	654
Impairment of goodwill and other intangibles	747	—
Changes in assets and liabilities:
Accounts receivable	79	160
Inventories	73	(229)
Accounts payable	210	180
Accrued advertising and promotions	12	76
Accrued expenses and current liabilities	162	(230)
Taxes deferred and payable, net	(67)	239
Accrued pension and postretirement benefits	(434)	(58)
Employee compensation	44	36
Other	(83)	99
Cash provided by operating activities	1,229	1,264
Investing activities
Capital expenditures	(590)	(684)
Proceeds from sale of assets and business	160	61
Purchase of held-to-maturity securities	—	(173)
Proceeds from held-to-maturity securities	60	113
Investment in related businesses	(25)	(35)
Other	(4)	(3)
Cash used in investing activities	(399)	(721)
Financing activities
Proceeds from borrowings of long-term debt	705	691
Repayments of long-term debt	(386)	(564)
Net proceeds from short-term borrowings	653	367
Dividends paid	(306)	(312)
Repurchase of common stock	(1,153)	(750)
Purchase of noncontrolling interest shares	(41)	(5)
Common stock issued	17	34
Other	(7)	(14)
Cash used in financing activities	(518)	(553)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(67)	63
Increase in cash, cash equivalents and restricted cash	245	53
Cash, cash equivalents and restricted cash at beginning of period	1,293	1,240
Cash, cash equivalents and restricted cash at end of period	$1,538	$1,293

SUPPLEMENTAL INFORMATION - CONSOLIDATED FINANCIAL STATEMENTS RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Millions of dollars except per share data)
(Unaudited)

We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, some of which we refer to as "ongoing" measures, including earnings before interest and taxes (EBIT), EBIT margin, ongoing EBIT, ongoing EBIT margin, ongoing earnings, ongoing earnings per diluted share, ongoing segment EBIT, ongoing segment EBIT margin, sales excluding currency, ongoing net sales and free cash flow. Ongoing measures exclude items that may not be indicative of, or are unrelated to, results from our ongoing operations and provide a better baseline for analyzing trends in our underlying businesses. Sales excluding foreign currency is calculated by translating the current period net sales, in functional currency, to U.S. dollars using the prior-year period’s exchange rate compared to the prior-year period net sales. Management believes that sales excluding foreign currency provides stockholders with a clearer basis to assess our results over time, excluding the impact of exchange rate fluctuations. Management believes that free cash flow provides investors and stockholders with a relevant measure of liquidity and a useful basis for assessing the company's ability to fund its activities and obligations.The Company provides free cash flow related metrics, such as free cash flow as a percentage of net sales, as long-term management goals, not an element of its annual financial guidance, and as such does not provide a reconciliation of free cash flow to cash provided by (used in) operating activities, the most directly comparable GAAP measure, for these long-term goal metrics. Any such reconciliation would rely on market factors and certain other conditions and assumptions that are outside of the company’s control. We believe that these non-GAAP measures provide meaningful information to assist investors and stockholders in understanding our financial results and assessing our prospects for future performance, and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP financial measures, provide a more complete understanding of our business. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These ongoing financial measures should not be considered in isolation or as a substitute for reported net earnings available to Whirlpool per diluted share, net earnings, net earnings available to Whirlpool, net sales, and cash provided by (used in) operating activities, the most directly comparable GAAP financial measures. We also disclose segment EBIT and ongoing segment EBIT as important financial metrics used by the Company's Chief Operating Decision Maker to evaluate performance and allocate resources in accordance with ASC 280 - Segment Reporting. GAAP net earnings available to Whirlpool per diluted share and ongoing earnings per diluted share are presented net of tax, while individual adjustments in each reconciliation are presented on a pre-tax basis; the income tax impact line item aggregates the tax impact for these adjustments. The tax impact of individual line item adjustments may not foot precisely to the aggregate income tax impact amount, as each line item adjustment may include non-taxable components. Prior-period comparisons have been recast to reflect the tax impact of adjustments as a single adjustment. Historical quarterly earnings per share amounts are presented based on a normalized tax rate adjustment to reconcile quarterly tax rates to full-year tax rate expectations. We strongly encourage investors and stockholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Fourth-Quarter 2018 Ongoing Earnings Before Interest and Taxes and Ongoing Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing EBIT and ongoing earnings per diluted share, with the most directly comparable GAAP financial measures, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the three months ended December 31, 2018. Ongoing EBIT margin is calculated by dividing ongoing EBIT by net sales. EBIT margin is calculated by dividing EBIT by net sales. The earnings per diluted share GAAP measure and ongoing measure are presented net of tax, while each adjustment is presented on a pre-tax basis. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our fourth-quarter adjusted effective tax rate of (3.7)%.

	Three Months Ended
	December 31, 2018
	Earnings before interest & taxes(6)	Earnings per diluted share
Reported measure	$307	$2.64
Restructuring expense(a)	31	0.48
France antitrust settlement (d)	(12)	(0.18)
Trade customer insolvency (c)	1	0.01
Divestiture related transition costs (f)	21	0.33
Income tax impact	—	0.03
Normalized tax rate adjustment(b)	—	1.44
Ongoing measure	$348	$4.75

Earnings Before Interest & Taxes Reconciliation:

Net earnings (loss) available to Whirlpool	$170
Net earnings (loss) available to noncontrolling interests	—
Income tax expense (benefit)	86
Interest expense	51
Earnings before interest & taxes(6)	$307

Note: Numbers may not reconcile due to rounding

Fourth-Quarter 2017 Ongoing Earnings Before Interest and Taxes and Ongoing Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing earnings before interest and taxes and ongoing earnings per diluted share, with the most directly comparable GAAP financial measures, net earnings (loss) available to Whirlpool and net earnings (loss) per diluted share available to Whirlpool, for the three months ended December 31, 2017. Ongoing EBIT margin is calculated by dividing ongoing EBIT by net sales. EBIT margin is calculated by dividing EBIT by net sales. The earnings per diluted share GAAP measure and ongoing measure are presented net of tax, while each adjustment is presented on a pre-tax basis. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our fourth-quarter adjusted effective tax rate of 11.3%.

	Three Months Ended
	December 31, 2017
	Earnings before interest & taxes(6)	Earnings per diluted share
Reported measure	$249	$(3.74)
Restructuring expense(a)	125	1.72
Income tax impact	—	(0.19)
Normalized tax rate adjustment(b)	—	6.26
Share adjustment*	—	0.05
Ongoing measure	$374	$4.10

Earnings Before Interest & Taxes Reconciliation:

Net earnings (loss) available to Whirlpool	$(268)
Net earnings (loss) available to noncontrolling interests	(4)
Income tax expense (benefit)	481
Interest expense	40
Earnings before interest & taxes(6)	$249

Note: Numbers may not reconcile due to rounding

*As a result of our fourth-quarter GAAP earnings loss, the impact of antidilutive shares was excluded from the loss per share calculation on a GAAP basis. The share count adjustment used in the calculation of the full year ongoing earnings per diluted share includes the full-year weighted average basic shares outstanding of 71.5 million plus the impact of antidilutive shares of 1.0 million which were excluded on a GAAP basis.

Ongoing Segment Earnings Before Interest and Taxes

The reconciliation provided below reconciles the non-GAAP financial measure ongoing segment EBIT with reported EBIT, for the three months ended December 31, 2018. Ongoing segment EBIT margin is calculated by dividing ongoing segment EBIT by segment net sales.

	Three Months Ended
	December 31, 2018
	Segment earnings before interest and taxes	Restructuring expense(a)	French antitrust settlement(d)	Divestiture related transition costs(f)	Trade customer insolvency(c)	Ongoing segment earnings before interest and taxes
North America	$376	$—	$—	$—	$(13)	$362
EMEA	(15)	—	—	—	—	(15)
Latin America	45	—	—	—	14	59
Asia	8	—	—	—	—	8
Other/Eliminations	(107)	31	(12)	21	—	(66)
Total Whirlpool Corporation	$307	$31	$(12)	$21	$1	$348

The reconciliation provided below reconciles the non-GAAP financial measure ongoing segment EBIT with reported EBIT, for the three months ended December 31, 2017. Ongoing segment EBIT margin is calculated by dividing ongoing segment EBIT by segment net sales.

	Three Months Ended
	December 31, 2017
	Segment earnings before interest and taxes	Restructuring expense(a)	Ongoing segment earnings before interest and taxes
North America	$335	$—	$335
EMEA	8	—	8
Latin America	70	—	70
Asia	10	—	10
Other/Eliminations	(174)	125	(49)
Total Whirlpool Corporation	$249	$125	$374

Note: Numbers may not reconcile due to rounding

Full-Year 2018 Ongoing Earnings Before Interest and Taxes and Ongoing Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing earnings before interest and taxes and ongoing earnings per diluted share, with the most directly comparable GAAP financial measures, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the twelve months ended December 31, 2018. Ongoing EBIT margin is calculated by dividing ongoing EBIT by net sales. EBIT margin is calculated by dividing EBIT by net sales. The earnings per diluted share GAAP measure and ongoing measure are presented net of tax, while each adjustment is presented on a pre-tax basis. Our full-year GAAP tax rate includes the nondeductible earnings impact of the impairment of goodwill and intangibles of $747 million and the France antitrust settlement charge of $103 million. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our full-year adjusted tax rate of approximately 6.6%.

	Twelve Months Ended
	December 31, 2018
	Earnings before interest & taxes(6)	Earnings per diluted share
Reported measure	$171	$(2.72)
Restructuring expense(a)	247	3.68
France antitrust settlement (d)	103	1.53
Impairment of goodwill and intangibles (e)	747	11.11
Trade customer insolvency(c)	30	0.45
Divestiture related transition costs (f)	21	0.32
Income tax impact	—	(0.29)
Normalized tax rate adjustment(b)	—	1.25
Share adjustment*	—	(0.17)
Ongoing measure	$1,319	$15.16

Earnings Before Interest & Taxes Reconciliation:

Net earnings (loss) available to Whirlpool	$(183)
Net earnings (loss) available to noncontrolling interests	24
Income tax expense (benefit)	138
Interest expense	192
Earnings before interest & taxes(6)	$171

Note: Numbers may not reconcile due to rounding

*As a result of our full-year GAAP earnings loss, the impact of antidilutive shares was excluded from the loss per share calculation on a GAAP basis. The share count adjustment used in the calculation of the full year ongoing earnings per diluted share includes the full-year weighted average basic shares outstanding of 67.2 million plus the impact of antidilutive shares of 0.7 million which were excluded on a GAAP basis.

Full-Year 2017 Ongoing Earnings Before Interest and Taxes and Ongoing Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing earnings before interest and taxes and ongoing earnings per diluted share, with the most directly comparable GAAP financial measures, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the twelve months ended December 31, 2017. Ongoing EBIT margin is calculated by dividing ongoing EBIT by ongoing net sales. EBIT margin is calculated by dividing EBIT by net sales. Ongoing net sales excludes $(35) million primarily related to an adjustment for trade promotion accruals in the second quarter. The earnings per diluted share GAAP measure and ongoing measure are presented net of tax, while each adjustment is presented on a pre-tax basis. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our full-year tax rate of 14.7%.

	Twelve Months Ended
	December 31, 2017
	Earnings before interest & taxes(6)	Earnings per diluted share
Reported measure	$1,049	$4.70
Restructuring expense(a)	275	3.70
Out-of-period adjustment(g)	40	0.27
Income tax impact	—	(0.56)
Normalized tax rate adjustment(b)	—	5.63
Ongoing measure	$1,364	$13.74

Earnings Before Interest & Taxes Reconciliation:

Net earnings (loss) available to Whirlpool	$350
Net earnings (loss) available to noncontrolling interests	(13)
Income tax expense (benefit)	550
Interest expense	162
Earnings before interest & taxes(6)	$1,049

Note: Numbers may not reconcile due to rounding

Full-Year 2019 Outlook for Ongoing Earnings Before Interest and Taxes and Ongoing Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing earnings before interest and taxes and ongoing earnings per diluted share, with the most directly comparable GAAP financial measures, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the twelve months ending December 31, 2019. Ongoing EBIT margin is calculated by dividing ongoing EBIT by net sales. EBIT margin is calculated by dividing EBIT by net sales. The earnings per diluted share GAAP measure and ongoing measure are presented net of tax, while each adjustment is presented on a pre-tax basis. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our anticipated full-year tax rate between 15% and 20%.

	Twelve Months Ending
	December 31, 2019
	Earnings before interest & taxes(6)	Earnings per diluted share
Reported measure*	$1,250	$12.75 - $13.75
Restructuring expense(a)	100	1.55
Income tax impact	—	(0.30)
Ongoing measure	$1,350	$14.00 - $15.00

Note: Numbers may not reconcile due to rounding.

*The Reported measure for the twelve months ending December 31, 2019 does not include the anticipated gain associated with the sale of the Embraco business. The Embraco purchase agreement contains an initial closing deadline of late April 2019. Under the purchase agreement, the Embraco buyer is obligated to take all actions in order to permit closing by late April. As such, closing is expected to occur by early 2019 at which time the gain on sale will be reported in the GAAP measure and excluded from the ongoing measure.

(6) Earnings Before Interest & Taxes (EBIT) is a non-GAAP measure. The Company does not provide a forward-looking quantitative reconciliation of EBIT to the most directly comparable GAAP financial measure, net earnings available to Whirlpool, because the net earnings available to non-controlling interests item of such reconciliation -- which has historically represented a relatively insignificant amount of the Company's overall net earnings -- implicates the Company's projections regarding the earnings of the Company's non wholly-owned subsidiaries and joint ventures that cannot be quantified precisely or without unreasonable efforts.

Footnotes:

a.
RESTRUCTURING EXPENSE - In 2014, we completed the acquisition of Indesit S.p.A., which, due to its size, materially changed our European footprint. In 2017, these costs were primarily related to Indesit restructuring and creating a more streamlined and efficient European operation, and also relate to certain other unique restructuring events. In 2018, these costs are primarily related to Indesit restructuring, an Embraco plant closure in Italy, and certain other unique restructuring events.

b.
NORMALIZED TAX RATE ADJUSTMENT - Our 2018 normalized tax rate excludes the tax impact of impairment of goodwill and intangibles of $747 million, the France antitrust settlement charge of $103 million and the impact of U.S. tax reform of $95 million. Normalized tax rate adjustment for full-year 2017 includes a one-time non-cash charge of approximately $420 million related to tax reform.

c.
TRADE CUSTOMER INSOLVENCY - During the third quarter of 2018, the Company recognized bad debt expense related to trade customer insolvency of a U.S. retailer and a Brazilian retailer, in the amount of approximately $17 million and $12 million, respectively. During the fourth quarter of 2018, the Company recognized an additional bad debt expense related to the Brazilian retailer in the amount of approximately $14 million, and a reduced bad debt expense related to the U.S. retailer in the amount of approximately $13 million.

d.
FRANCE ANTITRUST SETTLEMENT - In 2013, the French Competition Authority ("FCA") commenced an investigation of appliance manufacturers and retailers, including Whirlpool and Indesit operations in France. With respect to the first part of the investigation, the Company agreed to a preliminary settlement with the FCA staff in the second quarter of 2018 and accrued $114 million. In the fourth quarter of 2018, the final settlement was approved by the FCA's college of commissioners in the amount of approximately $122 million, with approximately $19 million of the total settlement to be paid by the previous owner of Indesit to the Company. The Company expects to pay final settlement amounts in 2019.

e.
IMPAIRMENT OF GOODWILL AND INTANGIBLES - During the second quarter of 2018, we performed a quantitative assessment of the EMEA region's goodwill and intangible assets for impairment. Based on a third-party valuation, we concluded that fair value of equity did not exceed its carrying value and therefore goodwill and intangible assets were impaired. The impact of this impairment was $168 million to intangible assets and $579 million to goodwill in the second quarter of 2018.

f.	DIVESTITURE RELATED TRANSITION COSTS - During the fourth quarter of 2018, the Company recognized transition costs of $21 million associated with the sale of its Embraco compressor business.

g.
OUT-OF-PERIOD ADJUSTMENT - During 2017, we adjusted our Asia operating segment results for out-of-period trade promotion accruals. The 2017 total impact of these out-of-period adjustments was a decrease to net sales of approximately $35 million and an increase to other operating expenses of approximately $8 million, before tax. These adjustments resulted in a decrease to net earnings available to Whirlpool of approximately $16 million and a decrease of $0.22 in diluted earnings per share, net of tax.

Free Cash Flow

As defined by the Company, free cash flow is cash provided by (used in) operating activities after capital expenditures, proceeds from the sale of assets and businesses and changes in restricted cash. The reconciliation provided below reconciles twelve months ended December 31, 2018 and 2017 and projected 2019 full-year free cash flow with cash provided by (used in) operating activities, the most directly comparable GAAP financial measure. Free cash flow as a percentage of net sales is calculated by dividing free cash flow by net sales.

	Twelve Months Ended December 31,
(millions of dollars)	2018	2017	2019 Outlook
Cash provided by (used in) operating activities	$1,229	$1,264	$1,425 - $1,525
Capital expenditures, proceeds from sale of assets/businesses and change in restricted cash*	(376)	(557)	625
Free cash flow	$853	$707	$800 - $900

Cash provided by (used in) investing activities**	$(399)	$(721)
Cash provided by (used in) financing activities**	$(518)	$(553)

*The change in restricted cash relates to the private placement funds paid by Whirlpool to acquire majority control of Whirlpool China (formerly Hefei Sanyo) and which are used to fund capital and technical resources to enhance Whirlpool China’s research and development and working capital, as required by the terms of the Hefei Sanyo acquisition completed in October 2014.

**Financial guidance on a GAAP basis for cash provided by (used in) financing activities and cash provided by (used in) investing activities has not been provided because in order to prepare any such estimate or projection, the Company would need to rely on market factors and certain other conditions and assumptions that are outside of its control.

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